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EXHIBIT 16.1


                                 April 12, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements of Digital Bridge, Inc. (formerly Black Stallion Management, Inc.) (the "Company") pertaining to our firm included under Item 4 of Form 8-K dated January 8, 2000 and to be filed on or about April 12, 2000 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ Pritchett, Siler & Hardy, P.C.
Pritchett, Siler & Hardy, P.C.